Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation

Headquarters Office

3820 State Street

Santa Barbara, CA  93105

Tel 805.563.6855

Fax 805.563.6871

http://www.tenethealth.com

Contacts:
Media:	Harry Anderson (805) 563-6816
Investors:	Diana Takvam (805) 563-6883

OIG Begins Administrative Process for Possible Exclusion
of Redding Medical Center from U.S. Health Care Programs

SANTA BARBARA, Calif. - Sept. 4, 2003 – Tenet Healthcare Corporation (NYSE: THC) announced today that it received notice late Wednesday from the Office of Inspector General (OIG) in the U.S. Department of Health and Human Services of the OIG’s intention to begin administrative proceedings that could exclude Redding Medical Center (RMC) from participation in Medicare and other federal health care programs.

The notice gives RMC, which is owned by a Tenet subsidiary, 35 days to offer documents and other evidence to demonstrate that exclusion is unwarranted.  The company said it would offer such evidence.  Once the OIG receives that information from RMC, the agency will decide whether to exclude the hospital.  If a decision to exclude is made, the company would have the right to appeal in administrative law proceedings.  Tenet said the hospital’s health care services would continue uninterrupted to all patients during this process.

The OIG notice said it launched the process because it had determined that RMC from 1999 through 2002 “furnished cardiology and cardiac services (including several cardiac catheterizations and coronary artery bypass grafts) that were medically unnecessary and failed to meet professionally recognized standards of health care.”

On Aug. 6, Tenet had announced that the company and certain of its subsidiaries had reached a settlement with the U.S. Department of Justice, the Department of Health and Human Services (HHS) and other federal and California state authorities to end criminal and civil investigations of the Tenet entities regarding alleged unnecessary cardiac procedures at RMC.

Under the settlement, a payment of $54 million was made with no admission of wrongdoing by Tenet, its subsidiaries or RMC.  At that time, the company had disclosed that HHS had agreed to the settlement and released the Tenet entities from any further monetary claims.  However, the company had also disclosed that, as part of the settlement, HHS reserved the right to pursue administrative action later – such as the exclusion proceedings it has now begun.

As this process unfolds, Tenet will work diligently with the government to assure that the vital services provided by RMC remain available and accessible by all people in the communities served by the hospital.

Since allegations of unnecessary cardiac procedures were first made last October, Tenet and RMC have taken a number of significant steps to address the situation.  Among other things, the company has put in place enhanced compliance and quality monitoring procedures, and the hospital has recruited a nationally known cardiologist and other physicians to rebuild its cardiology services, which it had suspended earlier this year.  The hospital has also announced plans to appoint a physician as director of medical affairs, with responsibility to coordinate physician peer reviews, and to have unaffiliated board-certified physicians conduct random reviews of cardiac procedures performed at the hospital. The two physicians whose cardiac procedures have been the focus of the investigation stopped practicing at RMC early this year.

RMC is a 269-bed acute care facility that serves nine rural counties covering almost

40,000 square miles in the far north portion of California.  The hospital is budgeted to generate net revenues of $135 million in 2003; it is not currently profitable.  The hospital’s assets have a book value of about $70 million.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,674 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 114,061 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.